As filed with the Securities and Exchange Commission on May 3, 2007
Registration No. 333-141862

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT
NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOODRICH PETROLEUM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	76-0466193
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
808 Travis Street, Suite 1320
Houston, Texas 77002
(713) 780-9494
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
David R. Looney
808 Travis Street, Suite 1320
Houston, Texas 77002
(713) 780-9494
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
James M. Prince
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
(713) 758-2222
(713) 615-5962 (Fax)
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 3, 2007
Prospectus
$175,000,000
3.25% Convertible Senior Notes due 2026
and up to 3,122,263 Common Shares
Issuable Upon Exchange of the Notes

     We issued $175 million aggregate principal amount of our 3.25% Convertible Senior Notes due 2026 (the “notes”) in a private placement in December 2006. The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any amendment to this prospectus.
     Holders may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2007, if the last reported sale price of our common stock is greater than or equal to 135% of the base conversion price of the notes (as defined in this offering memorandum) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to December 1, 2011, during the five business-day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of notes for each trading day in the measurement period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate transactions described in this offering memorandum. Holders may also convert their notes at their option at any time beginning on November 1, 2026, and ending at the close of business on the second business day immediately preceding the maturity date.
     The base conversion rate is 15.1653 per $1,000 principal amount of notes (equal to a base conversion price of approximately $65.94 per share), subject to adjustment. If the applicable stock price (as defined in this offering memorandum) is greater than the base conversion price, then the applicable conversion rate will be increased pursuant to the formula described in this prospectus. Upon conversion, we will deliver, at our option, either (1) a number of shares of our common stock determined as set forth in this prospectus, or (2) a combination of cash and shares of our common stock, if any, as described herein.
     In addition, following certain corporate transactions that also constitute a fundamental change (as defined in this prospectus), we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances. If such fundamental change also constitutes a public acquirer change of control (as defined in this prospectus), we may, in lieu of increasing the applicable conversion rate as described above, elect to adjust the related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.
     On or after December 1, 2011, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.
     Subject to certain conditions described in this offering memorandum, holders may require us to purchase all or a portion of their notes on each of December 1, 2011, December 1, 2016 and December 1, 2021. In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the purchase date.
     The notes are our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness. The notes are effectively subordinated to all of our secured indebtedness, including indebtedness under our senior credit facility, to the extent of the value of our assets collateralizing such indebtedness.
     We have entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the notes and common stock issuable upon conversion of the notes, of which this prospectus is a part.

     Our common stock is listed on the New York Stock Exchange under the symbol “GDP.” The last reported sale price of our common stock on the New York Stock Exchange on May 2, 2007 was $36.89 per share.
Investing in the notes involves risks. See “Risk Factors,” beginning on page 7.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
, 2007.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
     You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling security holders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling security holders. Each time a selling security holder sells securities, the selling security holder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

i

PROSPECTUS SUMMARY
     This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain the information that may be important to you. You should read the following summary together with the more detailed information and our consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus. You should also read this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-Looking Statements.”
Goodrich Petroleum Corporation
     We are an independent oil and gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties primarily in the Cotton Valley Trend of East Texas and Northwest Louisiana.
     Our principal executive offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002, and our telephone number at this location is (713) 780-9494. We also have an office in Shreveport, Louisiana. Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

The Offering
     On December 6, 2006, we sold $125,000,000 of our 3.25% convertible senior notes due 2026 (the “notes”). On December 8, 2006, we sold an additional $50,000,000 of notes to the initial purchasers following the exercise of the initial purchasers’ option to purchase additional notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, for the benefit of the holders of the notes, to file a shelf registration statement with the SEC by April 5, 2007 with respect to resales of the notes and shares of our common stock, par value $0.20 per share (the “common stock” and together with the notes the “registrable securities”) issued upon the conversion thereof. We have complied with those deadlines. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by August 3, 2007. We also agreed to keep the shelf registration statement effective until the registrable securities are eligible to be sold under Rule 144(k) under the Securities Act or such earlier date as the registrable securities have been sold pursuant to the shelf registration statement. The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms of the notes.

Issuer	Goodrich Petroleum Corporation.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders.”

Notes Offered	$175,000,000 principal amount of our 3.25% Convertible Senior Notes due 2026.

Common Stock Offered	Shares of our common stock, par value $0.20 per share, issuable upon conversion of the notes.

Maturity	December 1, 2026, unless earlier redeemed, repurchased or converted.

Ranking	The notes are our senior unsecured obligations and rank equally in right of payment to all of our other existing and future senior indebtedness. The notes are effectively subordinated to all of our secured indebtedness, including indebtedness under our senior credit facility, to the extent of the value of our assets collateralizing such indebtedness and any liabilities of our subsidiaries. As of December 31, 2006, we had approximately $26.5 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), all of which represented secured indebtedness and all of which are direct obligations or guaranteed by our subsidiaries. The notes are effectively subordinated to all of this indebtedness.

Interest	3.25% per annum. Interest on the notes began accruing on December 6, 2006. Interest (including contingent interest and additional interest, if any) is payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2007.

Contingent Interest	We will also pay contingent interest to holders of the notes during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on December 1, 2011, if the trading price of a note for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per note with respect to any such period will be equal to 0.50% per annum of the average trading price of such note for the five trading days referred to above.

Conversion Rights	Holders may convert their notes at any time prior to the close of business on the second business day immediately preceding the maturity date, in multiples of

$1,000 principal amount, at the option of the holder under any of the following circumstances:

•     during any fiscal quarter (and only during that fiscal quarter) commencing after March 31, 2007 if the last reported sale price of our common stock is greater than or equal to 135% of the base conversion price (as defined herein) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•     prior to December 1, 2011, during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day in the measurement period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate (as defined herein) on such trading day;

• if such notes have been called for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.”

Holders may also convert their notes at their option at any time beginning on November 1, 2026, and ending at the close of business on the second business day immediately preceding December 1, 2026.

Conversion Rate	The applicable conversion rate is determined as follows:

• If the applicable stock price is less than or equal to the base conversion price, then the applicable conversion rate is a number of shares of our common stock equal to the base conversion rate.

• If the applicable stock price is greater than the base conversion price, then the applicable conversion rate is determined in accordance with the following formula:

Base Conversion Rate + (Applicable Stock Price — Base Conversion Price) x Incremental Share Factor
Applicable Stock Price

The “base conversion rate” is 15.1653, subject to adjustment as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

The “base conversion price” is a dollar amount (initially $65.94) determined by dividing the principal amount per note by the base conversion rate.

The “incremental share factor” is 2.6762, subject to the same proportional adjustment as the applicable conversion rate. The “applicable stock price” is equal to the average of the last reported sale prices of our common stock over the ten trading day period starting on the third trading day following the conversion date of the notes.

In addition, following certain corporate transactions that occur prior to December 1, 2011 and that also constitute a fundamental change (as defined in this prospectus), we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” If such fundamental change also constitutes a public acquirer change of control (as defined in this prospectus), we may, in lieu of increasing the applicable conversion rate as described above, elect to adjust the related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments — Conversion After a Public Acquirer Change of Control.”

Conversion Settlement	Upon conversion, we will deliver, at our option, either (1) a number of shares of our common stock equal to the applicable conversion rate or (2) an amount of cash and shares of our common stock as follows:

• cash in an amount equal to the lesser of (a) the conversion value and (b) the principal amount of notes to be converted, and

•     if the conversion value is greater than the principal amount of notes to be converted, number of shares equal to the difference between the conversion value and the principal amount, divided by the applicable stock price.

See “Description of Notes — Conversion Rights — Payment Upon Conversion.”

The “conversion value,” for each $1,000 principal amount of notes converted, is an amount equal to the applicable conversion rate multiplied by the applicable stock price.

At any time on or before the 13th scheduled trading day prior to maturity, we may irrevocably waive in our sole discretion our right to satisfy our conversion obligation solely in shares of our common stock as described above.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, including contingent interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares or the combination of cash and shares, if any, of common stock issued to you upon conversion.

Redemption at Our Option	Prior to December 1, 2011, the notes are not redeemable. On or after December 1, 2011, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest and contingent interest, if any) to, but not including, the redemption date.

Purchase of Notes by Us at the Option of the Holder	Holders have the right to require us to purchase all or a portion of their notes for cash on December 1, 2011, 2016 and 2021, each of which we refer to as a “purchase date.” In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to but not including the purchase date.

Fundamental Change	If we undergo a fundamental change, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including additional interest and contingent interest, if any), to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Use of Proceeds	The selling security holders will receive all of the proceeds from the sale under this prospectus of the notes and our common shares issuable upon exchange of the notes. We will not receive any proceeds from these sales. For additional information, see “Use of Proceeds.”

Book-Entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Any notes sold pursuant to this prospectus will be represented by another such global certificate. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

U.S. Federal Income Tax Considerations	For United States federal income tax purposes, the notes are treated as indebtedness subject to the special regulations governing contingent payment debt instruments, which we refer to as the “CPDI regulations.” Pursuant to the CPDI regulations, a U.S. holder (as defined under “Certain United States Federal Income Tax Considerations — U.S. Holders”) will generally be required to accrue interest income on the notes, subject to certain adjustments, at a rate of 8.5%, compounded semi-annually, regardless of whether the holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will generally be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year. For this purpose, a conversion of the notes will be treated as the receipt of a contingent payment with respect to the notes, which may produce an adjustment to a U.S. holder’s interest accruals. Under the CPDI regulations, gain recognized upon a sale, exchange, or redemption of a note will generally be treated as ordinary interest income; loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss.

In addition, the conversion rate for the notes will be adjusted in certain circumstances, as described under “Description of Notes — Conversion Rights General — Conversion Rate Adjustments.” Such adjustments (or failure to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions. Deemed dividends received by U.S. holders may not be eligible for the reduced rates of tax applicable to qualified dividend income or to the dividends received deduction generally available to U.S. corporations, and deemed dividends received by Non-U.S. holders (as defined under “Certain United States Federal Income Tax Considerations — Treatment of Non-U.S. Holders”) may be subject to United States federal gross income and withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because any deemed distributions resulting from certain adjustments, or failures to make adjustments, to the conversion rate described under “Certain United States Federal Income Tax Considerations — Treatment of Non-U.S. Holders — Payments on Common Stock and Constructive Dividends” will not give rise to any cash from which any applicable United States federal withholding tax can be satisfied, the indenture provides that we (or a third party withholding agent) may set off any withholding tax that we (or such third party) are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or shares our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note. See “Certain United States Federal Income Tax Considerations.”

Trading	The notes will not be listed on any national securities exchange or included in any automated quotation system. However, the notes that were issued in the private placements are eligible for trading in the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

Trading Symbol for our Common Stock	Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”
Risk Factors
     An investment in the notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the notes. Please read “Risk Factors” beginning on page 7.

RISK FACTORS
     You should carefully consider the risks described below and in the documents incorporated by reference before making an investment. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.
     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common shares could decline due to any of these risks, and you may lose all or part of your investment.
     This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward- looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.
Risks Related to Our Business
     Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:
     Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve report. These differences may be material.
     The proved oil and gas reserve information incorporated by reference in this prospectus are estimates. These estimates are based on reports prepared by our independent reserve engineers Netherland Sewell & Associates, Inc. and were calculated using oil and gas prices as of December 31, 2006. These prices will change and may be lower at the time of production than those prices that prevailed at the end of 2006. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:
•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.
     Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:
•	the quantities of oil and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and gas sales prices.
     Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.
     In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which we use in calculating our pre-tax PV10 Value, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.
     Our future revenues are dependent on the ability to successfully complete drilling activity.
     Drilling and exploration are the main methods we utilize to replace our reserves. However, drilling and exploration operations may not result in any increases in reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:
•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents;

•	adverse weather conditions, including hurricanes;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.
     Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.
     In addition, we recently completed drilling our first horizontal well in the Cotton Valley Trend, which is the first well we have drilled in the Cotton Valley Trend utilizing this technique. We have only limited experience drilling horizontal wells and there can be no assurance that this method of drilling will be as effective (or effective at all) as we currently expect it to be.
     In addition, higher oil and gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our reserves and production and reduce our revenues.

     Natural gas and oil prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.
     Our success will depend on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and gas producing regions and actions of the Organization of Petroleum Exporting Countries, or OPEC, and its maintenance of production constraints, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.
     Average oil and natural gas prices fluctuated substantially during the three year period ended December 31, 2006. Based on recent history of our industry, fluctuations during the past several years in the demand and supply of crude oil and natural gas have contributed to, and are likely to continue to contribute to, price volatility. Crude oil and natural gas prices are extremely volatile. Any actual or anticipated reduction in crude oil and natural gas prices would depress the level of exploration, drilling and production activity. We expect that commodity prices will continue to fluctuate significantly in the future. The following table includes high and low for 2006, year-end and current prices; natural gas (price per one million British thermal units or Mmbtu) and crude oil (West Texas Intermediate or WTI):

Henry Hub
Per Mmbtu
January 3, 2006 (high)	$9.87
September 29, 2006 (low)	3.63
December 29, 2006	5.50
March 9, 2007	7.06

WTI
Per barrel
July 14, 2006 (high)	$77.03
November 17, 2006 (low)	55.81
December 29, 2006	61.06
March 9, 2007	60.05
     Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Reductions in oil and natural gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. We use derivative financial instruments to hedge a portion of our exposure to changing commodity prices and we have hedged a targeted portion of our anticipated production for 2007.
     Our use of oil and gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.
     We use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases.
     Our results of operations may be negatively impacted by our financial derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas. For the year ended December 31, 2006, we realized a loss on settled financial derivatives of $2.1 million. For the years ended December 31, 2005 and 2004, we realized a loss on settled financial derivatives of $18.0 million and $6.2 million, respectively.

     For the year ended December 31, 2006, we recognized in earnings an unrealized gain on derivative instruments not qualifying for hedge accounting in the amount of $40.2 million. For financial reporting purposes, this unrealized gain was combined with a $2.1 million realized loss in 2006 resulting in a total unrealized and realized gain on derivative instruments not qualifying for hedge accounting in the amount of $38.1 million for 2006. This gain was recognized because the natural gas hedges were deemed ineffective for 2006, and all previously effective oil hedges were deemed ineffective for the fourth quarter of 2006.
     For the year ended December 31, 2005, we recognized in earnings an unrealized loss on derivative instruments not qualifying for hedge accounting in the amount of $27.0 million. For financial reporting purposes, this unrealized loss was combined with a $10.7 million realized loss in 2005 resulting in a total unrealized and realized loss on derivative instruments not qualifying for hedge accounting in the amount of $37.7 million in 2005. For the year ended December 31, 2004, we recognized in earnings an unrealized gain on derivative instruments in the amount of $2.3 million. This loss and gain were recognized because the natural gas hedges were deemed to be ineffective for 2005, and for the fourth quarter of 2004, and accordingly, the changes in fair value of such hedges could no longer be reflected in other comprehensive income, a component of stockholders’ equity.
     To the extent that the hedges are not deemed to be effective in the future, we will likewise be exposed to volatility in earnings resulting from changes in the fair value of our hedges. See Note 8 “Hedging Activities” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for further discussion.
     Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.
     The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. In addition, a relatively small number of wells contribute a substantial portion of our production. If we were to experience operational problems resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.
     Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain interests in our properties.
     We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. Where we are not the majority owner or operator of an oil and gas property, such as the Lafitte field, we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.
     We may have difficulty financing our planned growth.
     We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we expect that we will require additional financing, in addition to cash generated from operations, to fund planned growth. We cannot be certain that additional financing will be available on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

     If we are not able to replace reserves, we may not be able to sustain production at present levels.
     Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 57% of our total estimated proved reserves by volume at December 31, 2006, were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.
We may incur substantial impairment writedowns.
     If management’s estimates of the recoverable reserves on a property are revised downward or if oil and natural gas prices decline, we may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.
     Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the years ended December 31, 2006, and 2005, we recorded impairments of $24.8 million and $0.3 million, respectively. We did not record an impairment loss for the year ended December 31, 2004.
     Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.
     A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a geographic area.
     Approximately 84% of our estimated proved reserves at December 31, 2006, and a similar percentage of our production during 2006 were associated with our Cotton Valley Trend. In March 2007, we sold substantially all of our South Louisiana properties to a private company. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. Accordingly, if the level of production from the remaining properties substantially declines, it could have a material adverse effect on our overall production level and our revenue.
     The oil and gas business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.
     Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.
     The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. Additionally, some of our oil and gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.
     Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.
     Our senior credit facility contains customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our credit facility. As of December 31, 2006, we were in compliance with all the financial covenants of our credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted.
     We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.
     The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that we created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. The incurrence of an unexpected liability could have a material adverse effect on our financial position and results of operations.
     We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
     Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:
•	discharge permits for drilling operations;

•	bonds for ownership, development and production of oil and gas properties;

•	reports concerning operations; and

•	taxation.
     In addition, our operations are subject to stringent federal, state and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations. There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several strict liabilities may be incurred in connection with discharges or releases of petroleum hydrocarbons and wastes on, under or from our properties and from facilities where our wastes have been taken for disposal. Private parties affected by such discharges or releases may also have the right to pursue legal actions to enforce compliance as well as seek damages for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business.
     Competition in the oil and gas industry is intense, and we are smaller and have a more limited operating history than some of our competitors.
     We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.
     Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.
     Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.
     Some of our operations are exposed to the additional risk of tropical weather disturbances.
     Some of our production and reserves were located in South Louisiana as of December 31, 2006. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. For example, Hurricanes Katrina and Rita in August and September of 2005, respectively, impacted our South Louisiana operations. In March 2007, we sold substantially all of our properties in South Louisiana to a private company. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. As a result, our exposure to tropical weather disturbances will be significantly reduced in the future.
     Losses could occur for uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. Hurricane Katrina and Rita damage costs in excess of our insurance coverage resulted in a $1.7 million loss for 2006. The loss is included in “Lease Operating Expenses” on our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. In 2007, we expect to receive $2.5 million from our insurance provider for Hurricane Katrina damage costs. The receivable is included in “Accounts Receivable—Trade and other, net” on our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
     We have previously identified a material weakness in our internal controls over financial reporting and cannot assure you that we will not again identify a material weakness in the future.
     As previously reported in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, a material weakness was identified in our internal control over financial reporting with respect to recording the fair value of all outstanding derivatives. The Public Company Accounting Oversight Board’s Auditing Standard No. 2 defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
     In order to remediate the material weakness, we implemented changes in our internal control over financial reporting during the quarter ended June 30, 2006. Specifically, we now automatically receive a mark to market valuation from our existing counterparties for all outstanding derivatives. For any new contracts entered into with a new counterparty, we will concurrently request this automatic distribution. We also added another layer of review for the fair value calculation prior to review by the Chief Financial Officer.
     Our management believes that these additional policies and procedures have enhanced our internal control over financial reporting relating to the determination and review of fair value calculations on outstanding derivatives. Our management also believes that, as a result of these measures described above, the material weakness was remediated and that our internal control over financial reporting is effective as of June 30, 2006, September 30, 2006, December 31, 2006.
     Terrorist attacks or similar hostilities may adversely impact our results of operations.
     The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on us in particular, is unknown. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, we have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of our assets and we may be required to incur significant additional costs in the future.
     The terrorist attacks on September 11, 2001, and the changes in the insurance markets attributable to such attacks have made certain types of insurance more difficult for us to obtain. There can be no assurance that insurance will be available to us without significant additional costs. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.
Risks Related to the Notes
     Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.
     The notes are our senior unsecured obligations and rank equally in right of payment to all of our other existing and future senior indebtedness.
     The notes initially are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries, including all outstanding borrowings under our senior credit facility, all of which are secured by assets and are direct obligations or guaranteed by our subsidiaries.
     In addition, the notes are effectively subordinated to existing secured financings and any other secured indebtedness incurred by us to the extent of the value of the assets securing such indebtedness. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.
     As of December 31, 2006, we had approximately $26.5 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), all of which represented secured indebtedness and all of which are direct obligations or guaranteed by our subsidiaries. The notes are structurally subordinated to all of this indebtedness.

     As a holding company, our only source of cash is distributions from our subsidiaries.
     We are a holding company with no operations of our own and we conduct all of our business through our subsidiaries. The notes are exclusively obligations of Goodrich Petroleum Corporation. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including the notes, and any of our future obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore. The ability of our subsidiaries to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on the notes.
     A fundamental change may adversely affect us or the notes.
     You may have the right to require us to repurchase your notes upon the occurrence of a fundamental change as described in “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” Our senior credit facility currently prohibits, and future debt we may incur may limit our ability to, repurchase the notes upon a fundamental change. Also, if a fundamental change occurs, we cannot assure you that we will have enough funds to repurchase all the notes.
     Furthermore, the fundamental change provisions, including the provisions requiring us to increase the applicable conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.
     We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our senior credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.
     Upon conversion of the notes, we may pay up to the principal amount of the notes in cash. In addition, on December 1, 2011, December 1, 2016 and December 1, 2021, holders of the notes may require us to purchase their notes for cash. See “Description of Notes — Purchase of Notes by Us at the Option of the Holder.” Holders may also require us to purchase their notes upon a fundamental change as described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.
     Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash will be subject to limitations we may have in our credit facilities or any other indebtedness we may have in the future. For example, our existing senior credit facility currently prohibits us from paying the settlement amount in cash upon conversion of the notes and from paying the purchase price or fundamental change purchase price for the notes in cash. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.
     Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.
     Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.
     Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.
     The market price of the notes could be significantly affected by the market price of our common stock and other factors.
     We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk Factors” and in “Forward-Looking Statements,” many of which are beyond our control.
     The conditional conversion feature of the notes could result in your receiving less than the value of the common stock or cash and common stock, as applicable, into which a note would otherwise be convertible.
     Prior to November 1, 2026, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock or cash and common stock, as applicable, into which the notes would otherwise be convertible.
     Upon conversion of the notes, we may pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified period of 10 trading days.
     If we elect to settle our conversion obligation in cash and common stock, if any, or if we waive our right to satisfy our conversion obligation solely in shares of our common stock, we will be required to satisfy our conversion obligation to holders by paying cash, up to the principal amount of notes to be converted, and by delivering shares of our common stock with respect to the excess conversion value of the notes to be converted determined using the applicable stock price. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 10 trading-day period relevant to determining the applicable stock price, settlement will be delayed until at least the 13th trading day following the related conversion date (and possibly later). See “Description of Notes — Conversion Rights — Payment Upon Conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.
     The notes are not protected by restrictive covenants.
     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes,” “Description of Notes — Conversion Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” and “Description of Notes — Conversion Rights — Conversion Rate Adjustments — Conversion After a Public Acquirer Change of Control.”
     The adjustment to the conversion rate for notes converted in connection with specified corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.
     If a specified corporate transaction that constitutes a fundamental change occurs prior to December 1, 2011 we will, under certain circumstances, increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes — Conversion Rights — Conversion Rate Adjustments — Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the effective date for the specified corporate transaction occurs on or after December 1, 2011 or if the price of our common stock in the transaction is greater than $200.00 per share or less than $43.96 (in each case, subject to adjustment), no adjustment will be made to the applicable conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 22.7480 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”
     Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
     The base conversion rate of the notes may not be adjusted for all dilutive events.
     The base conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” However, the base conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.
     Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
     Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
     There is no public market for the notes and we cannot assure you that an active trading market will develop for the notes.
     There is no established trading market for the notes and we cannot assure you that an active trading market will ever develop for the notes. Although the notes were listed for trading in the PORTAL Market prior to registration, the notes sold pursuant to this prospectus are not eligible for trading on the PORTAL Market and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The lack of an active trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, our ability to complete the registration of the notes and the shares of common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.
     You may be deemed to have received a taxable distribution without the receipt of any cash.
     The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986 (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See “Certain United States Federal Income Tax Considerations— U.S. Holders — Constructive Dividends” and “Certain United States Federal Income Tax Considerations — Treatment of Non-U.S. Holders — Payments on Common Stock and Constructive Dividends.”
     U.S. holders will recognize income for U.S. federal income tax purposes significantly in excess of current cash payments on the notes.
     We and each holder of the notes have agreed in the indenture to treat the notes, for United States federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, U.S. holders (as defined below under “Certain United States Federal Income Tax Considerations”) of the notes are required to include interest in gross income significantly in excess of the stated interest on the notes. In addition, any gain recognized by a U.S. holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of the notes. Please read “Certain United States Federal Income Tax Considerations” below.
     The effect of the issuance of our shares of common stock pursuant to the share lending agreement, including sales of our common stock in short sale transactions by purchasers of the notes, may lower the market price of our common stock.
     Concurrently with the offering of the notes, we offered, in a transaction registered under the Securities Act and by means of a prospectus supplement, up to 3,122,263 shares of our common stock, all of which were borrowed by an affiliate of Bear, Stearns & Co. Inc., an initial purchaser in the offering of the notes, under a share lending agreement we entered into with such affiliate. We did not receive any proceeds of that offering of common stock.
     Such loaned shares must be returned to us by December 1, 2026. We have been advised by Bear, Stearns & Co. Inc. that in connection with the offering of the notes, it, or its affiliates, intend to use such short sales to facilitate the establishment by note investors of hedged positions in the notes stock. The effect of the increase in the number of outstanding shares of our common stock issued pursuant to the share lending agreement could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by the purchasers of the notes to hedge their investment in the notes.
     The notes may receive a lower rating than anticipated by investors.
     If one or more rating agencies rate the notes and assign to the notes a lower rating than is expected by investors, or reduces their rating in the future, the trading price of the notes and our common stock would be negatively affected.
     If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.
     If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-

dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
     The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.
     The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors. See also “ — Risks Related to Our Common Stock — Provisions of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law could deter takeover attempts.” and “Description of Capital Stock — Anti-Takeover Effects of Certificate, Bylaws and Stockholder Rights Plan.”
     Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.
     The conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.
Risk Related to Our Common Stock
     We do not intend to pay, and are restricted in our ability to pay, dividends on our common stock.
     We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements that we may enter into from time to time.
     Insiders own a significant amount of common stock, giving them influence or control in corporate transactions and other matters, and the interests of these individuals could differ from those of other stockholders.
     Members of our board of directors and our management team will beneficially own in excess of 40% of our outstanding shares of common stock after giving effect to the issuance of our common stock pursuant to the share lending agreement. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their control of us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.
     Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.
     Our certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the certificate of incorporation and bylaws, such as limitations on shareholder proposals at meetings of shareholders and restrictions on the ability of our shareholders to call special meetings, could also make it more difficult for a third party to acquire control of us. Our bylaws provide that our board of directors is divided into three classes, each elected for staggered three-year terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.
     These provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock. Please read “Description of Capital Stock” for additional details concerning the provisions of our certificate of incorporation and bylaws.

FORWARD-LOOKING STATEMENTS
     Some of the information, including all of the estimates and assumptions, contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. These statements use forward-looking words such as “anticipate,” “believe,” “expect,” “estimate,” “may,” “project,” “will,” or other similar expressions and discuss “forward-looking” information, including the following:
•	anticipated capital expenditures;

•	production;

•	future cash flows and borrowings;

•	pursuit of potential future acquisition opportunities; and

•	sources of funding for exploration and development.
     Although we believe that these forward-looking statements are based on reasonable assumptions, our expectations may not occur and we cannot guarantee that the anticipated future results will be achieved. A number of factors could cause our actual future results to differ materially from the anticipated future results expressed in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These factors include, among other things:
•	the volatility of natural gas and oil prices;

•	the requirement to take writedowns if natural gas and oil prices decline;

•	our ability to replace, find, develop and acquire reserves;

•	our ability to meet our substantial capital requirements;

•	our outstanding indebtedness;

•	the uncertainty of estimates of natural gas and oil reserves and production rates;

•	operating risks of natural gas and oil operations;

•	dependence upon operations concentrated in two primary areas;

•	delays due to weather or availability of pipeline crews or equipment;

•	drilling risks;

•	our hedging activities;

•	governmental regulation;

•	environmental matters;

•	competition; and

•	our financial results being contingent upon purchasers of our production meeting their obligations.
     Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and the risk factors beginning on page 7 of this prospectus.

     When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

USE OF PROCEEDS
     The selling security holders will receive all of the proceeds from the sale under this prospectus of the notes and our common shares issuable upon exchange of the notes. We will not receive any proceeds from these sales.
PRICE RANGE OF COMMON STOCK
     Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”
     At May 2, 2007, the number of holders of record of our common stock without determination of the number of individual participants in security positions was 1,505 with 28,303,019 shares outstanding. High and low sales prices for our common stock for each calendar quarter are as follows:

	Sales Price
	High	Low
2005
First quarter	$25.39	$14.61
Second quarter	23.36	14.74
Third quarter	24.80	19.00
Fourth quarter	26.29	19.25

2006
First quarter	$29.60	$23.58
Second quarter	28.95	22.59
Third quarter	35.95	26.34
Fourth quarter	44.57	25.21

2007
First quarter	$36.90	$28.09
Second quarter (through May 2, 2007)	$37.25	$30.91
     On May 2, 2007, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $36.89 per share. We encourage you to obtain current market price quotations for our common stock.
DIVIDEND POLICY
     We have neither declared nor paid any cash dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. We expect to retain our cash for the operation and expansion of our business, including exploration, development and production activities. In addition, our senior credit facility contains restrictions on the payment of dividends to the holders of common stock.

RATIO OF EARNINGS TO FIXED CHARGES
     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense related to indebtedness, and the portion of rental expenses deemed to be representative of the interest factor attributable to leases for rental property. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Year ended December 31,
	2006	2005		2004	2003	2002
Ratio of earnings to fixed charges	1.32	(a	)	15.48	6.46	(b	)

(a)	Earnings for the year ended December 31, 2005 were inadequate to cover fixed charges. The coverage deficiency was $26,847 thousand.

(b)	Earnings for the year ended December 31, 2002 were inadequate to cover fixed charges. The coverage deficiency was $1,428 thousand.

SELLING SECURITY HOLDERS
     We initially issued and sold a total of $175,000,000 aggregate principal amount of the notes in private placements to certain initial purchasers on December 6, 2006 and December 8, 2006. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the Shares of common stock issuable upon exchange of the notes.
     The notes and the shares of common stock to be issued upon exchange of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and the shares of common stock issuable upon exchange of the notes and, subject to certain exceptions, to keep that registration statement effective until the date there are no longer any registrable securities. See “Registration Rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
     The selling security holders named below have advised us that they currently intend to sell the notes and the shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and the shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
     Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of notes and common shares beneficially owned by the selling security holder and the amount of notes and common shares to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus.
     The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
ACE Tempest Reinsurance Ltd. (4)	$245,000	*	$245,000	4,371	4,371	—
Advent Convertible ARB Master (20)	$3,703,000	2.12%	$3,703,000	66,067	66,067	—
Advent Enhanced Phoenix (20)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
Alabama Children’s Hospital Foundation (5)	$25,000	*	$25,000	446	446	—
Alcon Laboratories (20)	$348,000	*	$348,000	6,209	6,209	—
Aristeia International Limited (6)	$6,925,000	3.96%	$6,925,000	123,552	123,552	—
Aristeia Partners LP (6)	$1,075,000	*	$1,075,000	19,180	19,180	—
Arkansas Pers (5)	$590,000	*	$590,000	10,526	10,526	—
Arlington County Employees Retirement System (20)	$499,000	*	$499,000	8,903	8,903	—

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
Bear Stearns & Co. Inc. (7)	$30,060,000	17.18%	$30,060,000	536,315	536,315	—
Boilermakers Blacksmith Pension Trust (5)	$1,100,000	*	$1,100,000	19,626	19,626	—
British Virgin Islands Social Security Board (20)	$115,000	*	$115,000	2,052	2,052	—
Chrysler Corporation Master Retirement Trust (4)	$1,105,000	*	$1,105,000	19,715	19,715	—
City University of New York (20)	$100,000	*	$100,000	1,784	1,784	—
CNH CA Master Account, L.P. (8)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
Delaware Public Employees Retirement System (4)	$625,000	*	$625,000	11,151	11,151	—
Delta Airlines Master Trust — CV (4)	$190,000	*	$190,000	3,390	3,390	—
Delta Airlines Master Trust (5)	$235,000	*	$235,000	4,193	4,193	—
Delta Pilots Disability & Survivorship Trust — CV (4)	$135,000	*	$135,000	2,409	2,409	—
F. M. Kirby Foundation, Inc. (4)	$195,000	*	$195,000	3,479	3,479	—
Florida Power and Light (20)	$645,000	*	$645,000	11,508	11,508	—
Fore Convertible Master Fund, Ltd. (19)	$5,056,000	2.89%	$5,056,000	90,207	90,207	—
Fore Erisa Fund, Ltd. (19)	$444,000	*	$444,000	7,922	7,922	—
FPL Group Employees Pension Plan (5)	$450,000	*	$450,000	8,029	8,029	—
GMIMCO Trust (20)	$500,000	*	$500,000	8,921	8,921	—
Governing Board Employees Benefit Plan of the City of Detroit (20)	$9,000	*	$9,000	161	161	—
Grady Hospital Foundation (20)	$95,000	*	$95,000	1,695	1,695	—
Healthcare Georgia Foundation (20)	$41,000	*	$41,000	732	732	—
HFRCA Opportunity Master Fund (20)	$164,000	*	$164,000	2,926	2,926	—
Highbridge International LLC (9)	$19,500,000	11.14%	$19,500,000	347,909	347,909	—
Independence Blue Cross (20)	$431,000	*	$431,000	7,690	7,690	—
International Truck & Engine Corporation Non—Contributory Retirement Plan Trust (4)	$110,000	*	$110,000	1,963	1,963	—
International Truck & Engine Corporation Retiree Health Benefit Trust (4)	$65,000	*	$65,000	1,160	1,160	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (4)	$60,000	*	$60,000	1,070	1,070	—

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
JMG Capital Partners, LP (10)	$2,650,000	1.51%	$2,650,000	47,280	47,280	—
JMG Triton Offshore Fund, Ltd (11)	$1,350,000	*	$1,350,000	24,086	24,086	—
Kamunting Street Capital Management, L.P. (12)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
Linden Capital LP (21)	$5,500,000	3.14%	$5,500,000	98,128	98,128	—
Louisiana CCRF (5)	$80,000	*	$80,000	1,427	1,427	—
Lyxor Master Trust Fund (20)	$133,000	*	$133,000	2,373	2,373	—
Microsoft Capital Group, L.P. (4)	$110,000	*	$110,000	1,963	1,963	—
National Railroad Investment Trust (4)	$595,000	*	$595,000	10,616	10,616	—
Nisswa Master Fund Ltd. (13)	$1,000,000	*	$1,000,000	29,942	17,842	12,100
Nuveen Preferred & Convertible Fund JQC (5)	$2,500,000	1.43%	$2,500,000	44,604	44,604	—
Nuveen Preferred & Convertible Income Fund JPC (5)	$1,765,000	1.01%	$1,765,000	31,490	31,490	—
Occidental Petroleum Corporation (20)	$225,000	*	$225,000	4,014	4,014	—
OCM Convertible Trust (4)	$335,000	*	$335,000	5,977	5,977	—
OCM Global Convertible Securities Fund (4)	$140,000	*	$140,000	2,498	2,498	—
Partner Reinsurance Company Ltd. (4)	$245,000	*	$245,000	4,371	4,371	—
Police & Fire Retirement System of the City of Detroit (20)	$318,000	*	$318,000	5,674	5,674	—
Polygon Global Opportunities Master Fund (22)	$6,000,000	3.43%	$6,000,000	107,049	107,049	—
Pro Mutual (20)	$631,000	*	$631,000	11,258	11,258	—
Qwest Occupational Health Trust (4)	$75,000	*	$75,000	1,338	1,338	—
Qwest Pension Trust (4)	$465,000	*	$465,000	8,296	8,296	—
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio (23)	$6,500,000	3.71%	$6,500,000	115,970	115,970	—
Raytheon Phoenix (20)	$542,000	*	$542,000	9,670	9,670	—
S.A.C. Arbitrage Fund, LLC (14)	$4,000,000	2.29%	$4,000,000	71,366	71,366	—
San Francisco City and County ERS (20)	$987,000	*	$987,000	17,610	17,610	—
Sandelman Partners Multi—Strategy Master Fund Ltd. (15)	$11,500,000	6.57%	$11,500,000	205,177	205,177	—
Satellite Convertible Arbitrage Master Fund LLC (16)	$10,000,000	5.71%	$10,000,000	227,335	178,415	48,920
Seattle City Employee Retirement System (20)	$59,000	*	$59,000	1,053	1,053	—
Stark Master Fund Ltd. (17)	$19,000,000	10.86%	$19,000,000	338,989	338,989	—

				Number of		Number of
				Shares of	Number of	Shares of
	Amount of	Percentage		Common	Shares of	Common Stock
	Notes	of Notes	Amount of	Stock	Common Stock	Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	That May Be	Completion of
	Owned ($)	Owned	Sold ()(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
Starvest Convertible Securities Fund (20)	$31,000	*	$31,000	553	553	—
State of Oregon Equity (5)	$1,700,000	*	$1,700,000	30,331	30,331	—
Teachers Retirement System of the City of New York (20)	$831,000	*	$831,000	14,826	14,826	—
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (4)	$115,000	*	$115,000	2,052	2,052	—
Trustmark Insurance Company (20)	$204,000	*	$204,000	3,640	3,640	—
UnumProvident Corporation (4)	$160,000	*	$160,000	2,855	2,855	—
US Bank FBO Essentia Health Systems (5)	$60,000	*	$60,000	1,070	1,070	—
Vanguard Convertible Securities Fund, Inc. (4)	$2,015,000	1.15%	$2,015,000	35,951	35,951	—
Vicis Capital Master Fund (18)	$2,000,000	1.14%	$2,000,000	35,683	35,683	—
Virginia Retirement System (4)	$880,000	*	$880,000	15,701	15,701	—

Total	$171,541,000	98.02%	$171,541,000	3,121,569	3,060,549	61,020

*	Less than 1%.

(1)	Because a selling security holder may sell all or a portion of the notes and common shares issuable upon exchange of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common shares that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully exchange the notes for cash and Shares of common stock and that the selling security holders will sell all Shares of common stock that they received pursuant to such exchange.

(2)	Includes shares of common stock issuable upon exchange of the notes and open short positions in the shares of common stock. Does not include share of our common stock underlying shares of our Series B Preferred Convertible Stock.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming (i) that the notes are worth $350,000,000 at the time of conversion, with the $175,000,000 principal amount paid in cash and the remaining $175,000,000 paid in shares of our common stock and (ii) the conversion of the full amount of notes held by such holder at the initial conversion rate of 15.1653 per $1,000 principal amount of the notes, which equals an initial conversion price of $65.94. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the notes or our common stock issuable upon conversion of the notes held by this security holder. Oaktree Capital Management LLC is the portfolio manager of the security holder. Lawrence Keele, Principal of Oaktree Capital Management LLC, holds the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(5)	Representatives of this security holder have advised us that Ann Houlihan CCO, on behalf of Froley, Revy Investment Co., Inc., holds the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(6)	Representatives of this security holder have advised us that Kevin Taner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, joint owners of the investment manager of this security holder, are the natural persons who hold the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(7)	This security holder has advised us that it is a U.S. registered broker-dealer. As such, the security holder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this security holder. Voting and dispositive power with respect to the notes and our common stock issuable upon conversion of the notes held by this security holder is held by Michael Loyd, Senior Managing Director of the security holder.

(8)	Representatives of this security holder have advised us that CNH Partners, LLC is the Investment Advisor of the security holder and has sole voting and dispositive power over the notes or our common stock issuable upon conversion of the notes held by this security holder. The Investment Principals for the Investment Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(9)	This security holder has advised us that Highbridge Capital Management, LLC is the trading manager of this security holder and consequently has voting control and investment discretion over the notes and our common stock issuable upon conversion of the notes held by this security holder. Glenn Dubin and Henry Swieca control Capital Management, LLC and are the natural persons with voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder. Each of Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of securities held by this security holder.

(10)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Jonathan M. Glaser.

(11)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Jonathan M. Glaser and Roger Richter.

(12)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Allan Teh.

(13)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Brian Tayler and Aaron Yeevy.

(14)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Steven A. Cohen. Mr. Cohen disclaims beneficial ownership of securities held by this security holder.

(15)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by John Sandelman.

(16)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Satellite Fund Management, LLC. The managing members of Satellite Fund Management, LLC are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. Each of Satellite Fund Management, LLC, Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin disclaims beneficial ownership of securities held by this security holder.

(17)	Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the notes or our common stock issuable upon conversion of the notes held by this security holder. Stark Offshore Management, LLC is the investment manager of the security holder. Michael A. Roth is the managing member of Stark Offshore Management, LLC, and holds the voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(18)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Shad Stastney and Sky Lucas control Vicis Capital LLC. As such, Messrs. Succo, Stastney and Lucas are the natural persons who have voting and investment control of the securities being offered. Each of Messrs. Succo, Stastney and Lucas disclaims beneficial ownership of securities held by this security holder.

(19)	Representatives of this security holder have advised us that this security holder is an investment company under the Investment Company Act of 1940, as amended. Michael Li is the Chief Executive Officer of this security holder, and as such is the natural person with voting and investment control of the securities being offered.

(20)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Advent Capital Management, LLC. The President of Advent Capital Management, LLC is Tracy V. Maitland.

(21)	This security holder has advised that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Siu Min Wong.

(22)
Polygon Investment Partner LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(23)
Pursuant to an investment management agreement, RG Capital Management, L.Pl (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying Shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

DESCRIPTION OF NOTES
     We issued the notes under an indenture dated December 6, 2006 (the “indenture”) between us and Wells Fargo, National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement.
     You may request a copy of the indenture and the registration rights agreement from us as set forth in “Incorporation of Certain Documents by Reference.”
     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in these documents. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. These documents are filed as exhibits to the registration statement of which this prospectus is a part.
     For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Goodrich Petroleum Corporation and not to its subsidiaries.
General
     The notes:
•	are initially limited to an aggregate principal amount of $175.0 million;

•	mature on December 1, 2026 unless earlier converted, redeemed or repurchased;

•	were issued in denominations of $1,000 and multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form; and

•	with respect to the notes issued in the private placement, are eligible for trading on The PORTAL Market, although the notes sold using this prospectus will no longer be eligible for trading in the PORTAL Market.
     The notes are our general unsecured, senior obligations and rank equally in right of payment with all of our existing and future senior indebtedness, including our indebtedness under our revolving credit facility and term loan. The notes are our effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of collateral securing such indebtedness. As of December 31, 2006, we had approximately $26.5 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), all of which represented secured indebtedness. The notes are structurally subordinated to all of this indebtedness.
     The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “— Conversion Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” and “— Conversion Rights — Conversion Rate Adjustments — Conversion After a Public Acquirer Change of Control,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.
     We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.
     The Company does not intend to list the notes on a national securities exchange.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange
     We will pay principal of, and any premium on, certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including contingent interest and additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
     We will pay principal of and interest on (including any contingent interest and additional interest), notes in global form registered in the name of or held by or on behalf of The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to register any transfer or exchange of any note selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any note in certificated form for a period of 15 days before the mailing of a notice of redemption.
     The registered holder of a note will be treated as the owner of it for all purposes, and references to “holders” or “you” in this description are to holders registered unless the context otherwise indicates.
Interest
     The notes bear interest at a rate of 3.25% per annum. Interest on the notes began accruing on December 6, 2006. Interest (including contingent interest and additional interest, if any) will be payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2007, to holders of record on the immediately preceding May 15 and November 15. Interest on the notes will be computed on the basis of a 360 day year comprised of twelve 30-day months.
Contingent Interest
     Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of notes during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on December 1, 2011, if the trading price of a note for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.
     The amount of contingent interest payable per note with respect to any six-month period will equal 0.50% per annum of the average trading price of such note for the five trading days referred to above.
     The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally-recognized securities dealers we select, but if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally-recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of a note will be determined by our board of directors based on a good faith estimate of the fair value of the notes.
     The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.
     Upon determination that holders of notes will be entitled to receive contingent interest that will become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.
     We may unilaterally increase the amount of contingent interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.
Optional Redemption
     Prior to December 1, 2011, the notes will not be redeemable. On or after December 1, 2011, we may redeem for cash all or a portion of the notes, upon not less than 30, nor more than 60 calendar days notice before the redemption date to the trustee, the paying agent and each holder of the notes, at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date (unless the redemption date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date).
     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate, including any method required by DTC or any successor depositary. If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
     In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
Conversion Rights
     General
     Prior to November 1, 2026, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings ‘‘— Conversion Upon Satisfaction of Sale Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition,” “ — Conversion Upon Notice of Redemption,” and “ — Conversion Upon Specified Corporate Transactions.” On and after November 1, 2026, the notes will be convertible until the close of business on the second business day immediately preceding the maturity date of the notes regardless of the foregoing conditions. Upon conversion, we will deliver, for each $1,000 principal amount of notes converted, either (i) a number of shares of our common stock equal to the applicable conversion rate, or (ii) a combination of cash and shares of our common stock, in each case as described under “ — Payment Upon Conversion” below. In addition, at any time on or before the 13th scheduled trading day prior to maturity, we may irrevocably waive in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligations solely in shares of our common stock as described above.
     The applicable conversion rate for any notes to be converted will be determined as follows:

•	if the applicable stock price (as defined below) for such notes is less than or equal to the base conversion price (as defined below), the applicable conversion rate for such notes will be equal to the base conversion rate, as may be adjusted as described below, or

•	if the applicable stock price for such notes is greater than the base conversion price, the applicable conversion rate for such notes will be determined in accordance with the following formula:

Base Conversion Rate + (Applicable Stock Price-Base Conversion Price) × Incremental Share Factor
Applicable Stock Price
     The “base conversion rate” is 15.1653, subject to adjustment as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The applicable conversion rate may be adjusted in certain corporate transactions that also constitute a fundamental change. See “— Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” below.
     The “base conversion price” per $1,000 principal amount of notes is a dollar amount (initially $65.94) determined by dividing $1,000 by the base conversion rate.
     The “incremental share factor” is 2.6762, subject to the same proportional adjustment as the base conversion rate.
     The “applicable stock price” for any note to be converted is equal to the average of the last reported sale prices of our common stock over the ten trading day period starting on, and including, the third trading day following the conversion date for such notes.
     The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the mid-point of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms (which may include one or more initial purchasers or their affiliates) selected by us for this purpose.
     A “trading day” is any day during which (i) trading in our common stock generally occurs, and (ii) there is no market disruption event. For purposes of the definition of “trading day,” “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.
     If we call notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change or on a purchase date that is unrelated to a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture and the holder is otherwise entitled to convert.
     Upon conversion, you will not receive any separate cash payment or shares for accrued and unpaid interest (including additional interest and contingent interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates as described below. Our delivery to you of shares of our common stock or a combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest (including additional interest and contingent interest, if any) to, but not including, the conversion date.
     As a result, accrued and unpaid interest (including additional interest and contingent interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest (including contingent interest and additional interest, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. Any notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest, contingent interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:
•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
     Conversion Upon Satisfaction of Sale Price Condition
     A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2007 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 135% of the base conversion price on such last trading day.
     Conversion Upon Satisfaction of Trading Price Condition
     Prior to December 1, 2011, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate for such trading day.
     The “trading price” of the notes on any date of determination will be determined as provided above under “— Contingent Interest”; provided however that for purposes of the foregoing provision, if the bid solicitation agent cannot reasonably obtain on any trading day at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes for such trading day will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.
     In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes for any trading day is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.
     Solely for purposes of determining the satisfaction of the trading price condition described above, the applicable conversion rate on any day will be determined as if the applicable stock price were the last reported sale price on such day.
     Conversion Upon Notice of Redemption
     If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.
     Conversion Upon Specified Corporate Transactions
     Certain Distributions
     If we elect to:
•	distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period expiring within 45 days after the ex-dividend date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution; or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution, we must notify the holders of the notes at least 15 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.
     The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.
     Certain Corporate Events
     If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition set forth under “ — Fundamental Change Permits Holders to Require Us to Purchase Notes”), we must notify holders of the notes at least 15 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until seven scheduled trading days after the actual effective date of such transaction or, if later, the related fundamental change purchase date. In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (3) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is seven scheduled trading days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date corresponding to such fundamental change.

     Conversion During Specified Period Immediately Prior to Maturity
     Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion beginning on November 1, 2026, until the close of business on the second business day immediately preceding December 1, 2026.
     Conversion Procedures
     If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
     If you hold a certificated note, to convert you must:
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
     The date you comply with these requirements is the conversion date under the indenture.
     If a holder has already delivered a purchase notice as described under either “ — Purchase of Notes by Us at the Option of the Holder” or ‘‘— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.
     Delivery of any shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.
     Payment Upon Conversion
     In the event that we receive a holder’s notice of conversion upon satisfaction of one or more of the conditions to conversion described above, we will notify the relevant holders within two scheduled trading days following the conversion date whether we will satisfy our obligation to convert the notes through delivery of (i) shares of our common stock equal to the applicable conversion rate (plus cash in lieu of any fractional shares) or (ii) a combination of cash and shares of our common stock as described below. In addition, at any time on or before the 13th scheduled trading day prior to maturity, we may irrevocably waive, in our sole discretion without the consent of the holders, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligation in shares of our common stock (plus cash in lieu of any fractional shares) pursuant to clause (i) above. We will not be permitted to elect the option described in clause (i) above if we have made the election to waive our right to do so. Notwithstanding the foregoing, if we elect to redeem the notes, we will, in our notice of redemption, elect whether we will settle any conversions of notes called for redemption pursuant to clause (i) or (ii) above (unless we have irrevocably elected to waive our right to satisfy our conversion obligation pursuant to clause (i) above), which election shall apply to all notes converted following our notice of redemption.
     If we elect to settle our obligation to convert the notes (the “conversion obligation”) solely in shares of our common stock as described above, we will deliver, as soon as practicable following the determination of the applicable stock price, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash in lieu of any fractional shares determined as described below.

     If we elect to settle our conversion obligation in cash and shares of our common stock pursuant to clause (ii) above, we will deliver, as soon as practicable following the determination of the applicable stock price, for each $1,000 principal amount of notes:
•	cash in an amount equal to the lesser of (a) the conversion value and (b) $1,000;

•	if the conversion value is greater than $1,000, an amount in shares equal to the difference between the conversion value and $1,000, divided by the applicable stock price; and

•	cash in lieu of any fractional shares as described below.
     The “conversion value” for each $1,000 principal amount of notes to be converted, is an amount equal to the applicable conversion rate for such notes multiplied by the applicable stock price for such notes.
     We will deliver cash in lieu of any fractional share of common stock issuable in connection with settlement of the conversion obligation based on the applicable stock price. The delivery of shares of our common stock, if any, will occur through the conversion agent or DTC, as the case may be.
     Conversion Rate Adjustments
     The base conversion rate will be adjusted only as described below. Any time the base conversion rate is adjusted as described below, the incremental share factor will be proportionately adjusted on the same basis.
(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the base conversion rate will be adjusted based on the following formula:
     where,
     CR0 = the base conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;
     CR’ = the new base conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;
     OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and
     OS’ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination, as the case may be.
     Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the ex-dividend date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion that would then be in effect if such dividend or distribution had not been declared.
(2)	If we distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution, the base conversion rate will be adjusted based on the following formula:

     where,
     CR0 = the base conversion rate in effect immediately prior to the ex-dividend date for such distribution;
     CR’ = the new base conversion rate in effect immediately after the ex-dividend date for such distribution;
     OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;
     X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and
     Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.
     For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such right or warrant had not been so issued. Any adjustment made pursuant to this clause (2) shall become effective immediately after the ex-dividend date for the applicable distribution.
(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding:
•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply; then the base conversion rate will be adjusted based on the following formula:
     where,
     CR0 = the base conversion rate in effect immediately prior to the ex-dividend date for such distribution;
     CR’ = the new base conversion rate in effect immediately after the ex-dividend date for such distribution;
     SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
     FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.
     An adjustment to the base conversion made pursuant to the foregoing provisions of this clause (3) shall become effective immediately after the ex-dividend date for the applicable distribution.
     With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the base conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:
     where,
     CR0 = the base conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;
     CR’ = the new base conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;
     FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and
     MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.
     The adjustment to the base conversion rate under the foregoing provisions of this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off provided that, for purposes of determining the base conversion rate, in respect of any conversion date occurring during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.
     If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new base conversion rate shall be readjusted to be the base conversion rate that would then be in effect if such dividend or distribution had not been declared.
(4)	If any cash dividend or distribution is made to all holders of our common stock, the base conversion rate will be adjusted based on the following formula:
     where,
     CR0 = the base conversion rate in effect immediately prior to the ex-dividend date for such distribution;
     CR’= the new base conversion rate in effect immediately after the ex-dividend date for such distribution;
     SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and
     C = the amount in cash per share we distribute to holders of our common stock.
     An adjustment to the base conversion made pursuant to this clause (4) shall become effective immediately after the ex-dividend date for the applicable dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion that would then be in effect if such dividend or distribution had not been declared.
(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the base conversion rate will be increased based on the following formula:
     where,
     CR0 = the base conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;
     CR’ = the new base conversion rate in effect immediately following the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;
     AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
     OS0 = the number of shares of our common stock outstanding immediately prior to the expiration of such tender or exchange offer;
     OS’ = the number of shares of our common stock outstanding immediately after the expiration of such tender on exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and
     SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.
     The adjustment to the base conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the base conversion rate, in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new base conversion rate shall be readjusted to be the base conversion rate that would be in effect if such tender or exchange offer had not been made.
     Except as stated herein, we will not adjust the base conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the base conversion rate, no adjustment to the base conversion rate will be made (except on account of share combinations).
     A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the base conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock on the notes. See “Certain United States Federal Income Tax Considerations — U.S. Holders — Constructive Dividends” and “Certain United States Federal Income Tax Considerations — Treatment of Non-U.S. Holders — Payments on Common Stock and Constructive Dividends.”
     To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, upon conversion of notes in respect of which we have elected to deliver common stock, if applicable, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the base conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     We will not make any adjustment to the base conversion rate except as specifically set forth in this “—Conversion Rate Adjustments” and in “— Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” Further, in the event of an adjustment to the base conversion rate pursuant to clauses (4) and (5) above, in no event will the base conversion rate exceed 40.00 shares of our common stock per $1,000 principal amount of notes, subject to adjustment pursuant to clauses (1), (2) and (3) above.
     Without limiting the foregoing, the base conversion rate will not be adjusted:
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including contingent interest and additional interest, if any).
     No adjustment to the base conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the base conversion rate. If the adjustment is not made because the adjustment does not change the base conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption, all adjustments not previously made will be made for all notes to be converted after our notice of redemption to the applicable redemption date.
     Recapitalizations, Reclassifications and Changes of Our Common Stock
     In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to another person of all or substantially all of our property and assets or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, following the effective time of the transaction, the right to receive shares of our common stock upon conversion of a note, if any, will be changed into the right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder would have been entitled to receive (the “reference property”) upon such transaction in respect of such common stock.
     From and after the effective time of such transaction:
•	the applicable conversion rate will relate to units of such reference property (a “unit” of reference property being the kind and amount of reference property that a holder of one share of our common stock would receive in such transaction); and

•	the applicable stock price will be determined based on last reported sale prices of one unit of reference property.
     If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
     However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion right in the manner described under “ — Conversion After a Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in the foregoing paragraph.
     Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes
     If you elect to convert your notes as described above under “Conversion Upon Specified Corporate Transactions — Certain Corporate Events,” in connection with a corporate transaction that also constitutes a fundamental change (as defined under “ — Fundamental Change Permits Holders to Require Us to Purchase Notes”) on or following the effective date of such transaction and the effective date of which occurs on or prior to December 1, 2011, the applicable conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change if such notes are surrendered for conversion on or following the effective date of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion also has been satisfied.
     The number of additional shares by which the applicable conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.
     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the base conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the base conversion rate as set forth under “ — Conversion Rate Adjustments.”
     The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$43.96	$50.00	$55.00	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
December 6, 2006	7.5827	6.8099	5.9698	5.3228	4.8167	4.2605	3.3635	2.7301	2.2664	1.6456	1.2581	0.9978	0.8126	0.6749
December 1, 2007	7.5827	6.5481	5.6634	4.9904	4.4713	3.9110	3.0228	2.4097	1.9709	1.4004	1.0567	0.8319	0.6750	0.5599
December 1, 2008	7.5827	6.1741	5.2364	4.5345	4.0037	3.4434	2.5765	1.9986	1.5989	1.1026	0.8192	0.6411	0.5200	0.4323
December 1, 2009	7.5827	5.7034	4.6829	3.9359	3.3871	2.8279	1.9969	1.4756	1.1367	0.7493	0.5482	0.4292	0.3507	0.2943
December 1, 2010	7.5827	5.1217	3.9339	3.0926	2.5060	1.9498	1.1959	0.7883	0.5622	0.3511	0.2612	0.2111	0.1771	0.1515
December 1, 2011	7.5827	4.8347	3.0165	1.5014	0.2193	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact stock prices and effective dates may not be set forth in the table above, in which case
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $200.00 per share (subject to adjustment), no additional shares will be added to the applicable conversion rate.

•	If the stock price is less than $43.96 per share (subject to adjustment), no additional shares will be added to the applicable conversion rate.
     Notwithstanding the foregoing, the applicable conversion rate shall not exceed 22.7480 per $1,000 principal amount of notes on account of adjustments described in this section, subject to the adjustments set forth in clauses (1) through (5) of “— Conversion Rate Adjustments.”
     Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.
     An increase in the applicable conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the notes, possibly subject to U.S. federal withholding tax. See “Certain United States Federal Income Tax Considerations.”
     As described above under “ — Recapitalizations, Reclassifications, and Changes of our Common Stock,” upon effectiveness of any fundamental change and a related conversion, the applicable conversion rate with respect to the notes submitted for conversion will be determined based upon by the reference property, which will likely consist of cash, securities or other property not listed on a national securities exchange.
     Conversion After a Public Acquirer Change of Control
     Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer change of control (as defined below), we may, in lieu of increasing the applicable conversion rate by a number of additional shares as described in “— Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” above, elect to adjust the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “— Conversion Rights”) into a number of shares of public acquirer common stock (as defined below), still subject to our right to elect to deliver cash and shares of our common stock and the arrangements for payment upon conversion as set forth above under “— Payment Upon Conversion.” If we make such an election in the manner described below, from and after the effect time of such public acquirer change of control:
•	the base conversion rate will be adjusted by multiplying the base conversion in effect immediately prior to such transaction by a fraction (1) the numerator of which will be the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control; and (2) the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control;

•	the incremental share factor will be adjusted by proportionately adjusting the incremental share factor immediately prior to such transaction on the same basis as the base conversion rate; and

•	the applicable stock price will be based upon the last reported sale prices of the public acquirer common stock.
     A “public acquirer change of control” means a fundamental change as defined in clause (2) in the definition thereof (after giving effect to the paragraph following that definition) in which the acquirer has a class of common stock (or depositary receipts or shares in respect thereof) traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock (or depositary receipts or shares in respect thereof) satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock (or depositary receipts or shares in respect thereof). Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
     At least 15 scheduled trading days prior to the expected effective date of a fundamental change that is also a public acquirer change of control, we will provide to all holders of the notes and the trustee and paying agent a notification stating whether we will:
•	elect to adjust the conversion obligation described in the second preceding paragraph, in which case the holders will not have the right to receive additional shares upon conversion, as described under “—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes;” or

•	not elect to adjust the conversion obligation, in which case the holders will have the right to convert notes and, if applicable, receive additional shares upon conversion as described above under “— Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”
     In addition, upon a public acquirer change of control, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.
Purchase of Notes by Us at the Option of the Holder
     Holders have the right to require us to purchase the notes on December 1, 2011, December 1, 2016 and December 1, 2021 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our senior credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.”
     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including any contingent interest and additional interest) to such purchase date. All notes purchased by us will be paid for in cash.
     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the indenture, including through DTC) stating, among other things:
•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
     A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
     No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.
     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:
•	the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional interest upon delivery on transfer of the notes).
     We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder,
     We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.
Fundamental Change Permits Holders to Require Us to Purchase Notes
     If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest and contingent interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.
     A “fundamental change” will be deemed to have occurred if any of the following occurs:
     (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;
     (2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such event shall not be a fundamental change; or
     (3) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a U.S. national or regional securities exchange or quoted on an established automated over-the-counter trading market in the United States for a period of 30 consecutive scheduled trading days.
     A fundamental change described in clause (2) of the definition will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change described in clause (2) of the definition consists of shares of common stock (or depositary receipts or shares evidencing common stock) traded on a U.S. national or regional securities exchange, or which will be so traded when issued or exchanged in connection with a fundamental change described in clause (2) of the definition (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such consideration.
     On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice (delivered in any manner permitted by the indenture, including through DTC) of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:
•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if conversion of the notes is permitted in connection with such fundamental change as described in “—Conversion Rights — Conversion Upon Specified Corporate Transactions — Certain Corporate Events,” the base conversion rate and any adjustments to the base conversion rate and the incremental share factor;

•	that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
     To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:
•	if certificated, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:
•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).
     The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us that is not a fundamental change (as defined).
     No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.
     We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.
     The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our and our subsidiaries’ assets may be uncertain.
     If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our senior credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, Merger and Sale of Assets
     The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee entity shall succeed to, and may exercise every right and power of, the Company under the indenture.
     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.
Future Guarantees
     The indenture will provide that if we issue any unsecured debt securities that are publicly traded or eligible for trading in the Portal Market (“public debt securities”), and any of our subsidiaries provides a guarantee with respect to such public debt securities, then we will, within 30 days following the issuance of any such guarantee, cause each such subsidiary to execute a supplement to the indenture under which such subsidiary will guarantee our obligations under the notes on terms substantially similar (in our good faith determination) to the guarantee provided with respect to the public debt securities. The guarantee of any such subsidiary may be released if the subsidiary no longer guarantees such public debt securities, if such subsidiary is dissolved or liquidated, if such subsidiary is no longer our subsidiary or upon satisfaction and discharge of the notes.
Events of Default
     Each of the following is an event of default:
     (1) default in any payment of interest, including any contingent interest and additional interest on any note when due and payable and the default continues for a period of 30 days;
     (2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration on otherwise;
     (3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;
     (4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “— Conversion Upon Specified Corporate Transactions” or a public acquirer change of control notice as described under “— Conversion After a Public Acquirer Change of Control,” in each case when due;
     (5) failure by the Company to comply with its obligations under “— Consolidation, Merger and Sale of Assets;”

     (6) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture (or 180 days with respect to any failure to comply with the covenant described under “— Reports”);
     (7) default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $25 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such subsidiary from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes); or
     (8) certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary (as defined in Regulation S-X under the Exchange Act) (the “bankruptcy provisions”).
     If an event of default occurs and is continuing, the trustee by notice to the Company, on the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest or premium, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency on reorganization, involving us or a significant subsidiary, 100% of the principal, premium, if any, and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal, premium (if any) and accrued and unpaid interest, including any additional interest will be due and payable immediately.
     Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This additional interest will be in addition to any contingent interest described under “— Contingent Interest” above and any additional interest that may accrue as a result of a registration default as described below under the caption “Registration Rights” and will be payable in the same manner as additional interest accruing as a result of a registration default. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default and will have no effect on the rights of holders of notes under the registration rights agreement.
     The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any contingent interest and, additional interest or failure to deliver, upon conversion, cash and shares of our common stock, if applicable) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including contingent interest and, additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

     (1) such holder has previously given the trustee notice that an event of default is continuing;
     (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
     (3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
     (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
     The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must provide to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee determines in good faith that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.
Modification and Amendment
     Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
     (1) reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment or waive any past default;
     (2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;
     (3) reduce the principal of or extend the stated maturity of any note;
     (4) otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest, including additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;
     (5) make any change that impairs or adversely affects the conversion rights of any notes;

     (6) reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments;
     (7) make any note payable in currency other than that stated in the note; or
     (8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
     Without the consent of any holder, the Company and the trustee may amend the indenture to:
     (1) cure any ambiguity, omission, defect or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder of notes in any material respect;
     (2) provide for the assumption by a successor entity of the obligations of the Company under the indenture as described under “— Consolidation, Merger and Sale of Assets”;
     (3) add guarantees with respect to the notes;
     (4) secure the notes;
     (5) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;
     (6) make any change that does not materially adversely affect the rights of any holder;
     (7) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;
     (8) provide for the acceptance of appointment by a successor trustee or paying agent or facilitate the administration of the trusts under the indenture by more than the trustee or paying agent;
     (9) add to events of default for the benefit of the holders of the notes; or
     (10) conform the text of the indenture or the notes to any provision of this “Description of Notes.”
     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, on any redemption date, on any purchase date, or upon conversion or otherwise, cash or shares of common stock (in respect of conversions) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
No Stockholder Rights for Holders of Notes
     Holders of notes, as such, will not have any rights as stockholders of the Company (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Reports
     The Company shall deliver to the trustee, within 15 days after filing with the Commission, copies (of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. For the avoidance of doubt, the foregoing is not intended to create any obligation to timely file reports with the Commission.
Notices
     Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the notes register.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator, stockholder or partner of the Company, as such, will have any liability for any obligations of the Company under the notes, the indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.
Calculations in Respect of Notes
     Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, and the applicable conversion rate of the notes and any adjustments thereto. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Trustee
     Wells Fargo Bank, National Association, is the trustee, registrar, paying agent and conversion agent for the notes. In each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, it assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
Governing Law
     The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Registration Rights
     In connection with the initial private placement of the notes, we and the initial purchasers entered into a registration rights agreement.
     Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we would, at our cost:
•	within 120 days after the closing date of the private placement, file a shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes pursuant to Rule 415 under the Securities Act;

•	use reasonable best efforts to cause such shelf registration statement to become effective under the Securities Act no later than 240 days after the original date of issuance of the notes; and

•	subject to certain rights to suspend use of the shelf registration statement, use reasonable best efforts to keep the shelf registration statement effective until the securities covered by the registration statement (i) have been sold pursuant to the registration statement or (ii) are eligible to be sold under Rule 144(k) under the Securities Act (or any successor rule), assuming for this purpose that the holders of such securities are not our affiliates.
     We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.
     The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement:
•	the holder will be required to be named as a selling security holder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).
     We refer to the notes and the common shares issuable on exchange, or purchase of the notes as “registrable securities.” Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of, this shelf registration statement, we will file an amendment to the shelf registration statement or supplement to the related prospectus to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in this prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.
     This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. See “Incorporation of Certain Documents by Reference” for information on obtaining a copy of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock is 60,000,000 shares. Those shares consist of (a) 10,000,000 shares of preferred stock, $1.00 par value, 2,250,000 of which are outstanding, and (b) 50,000,000 shares of common stock, $0.20 par value, of which 28,303,019 shares were issued and outstanding as of the date of this prospectus. We have reserved 3,587,850 shares of our common stock for issuance upon the conversion of our Series B Preferred Stock. In addition, as of the date of this prospectus approximately 1,900,000 shares of common stock were reserved for issuance pursuant to our stock option plans, in addition to 983,300 outstanding options to purchase shares at a weighted average exercise price of $20.67 per share.
     The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2006, and by the provisions of applicable law.
Common Stock
     Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.
     No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.
     Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is ComputerShare Investor Services, LLC.
Preferred Stock
     Authorized but Unissued Preferred Stock
     As of the date of this prospectus, we have 7,750,000 shares of authorized but unissued preferred stock which are undesignated.
     At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:
•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock. The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.
     We may issue shares of, or rights to purchase, preferred stock the terms of which might:
•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.
     Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.
     Series B Preferred Stock
     As of April 3, 2007, we had 2,250,000 shares issued and outstanding of our Series B Convertible Preferred Stock. The Liquidation Preference is $50 per share of Series B Preferred Stock, plus accumulated and unpaid dividends.
     Conversion Rights. Each share is convertible at the option of the holder into our common stock at any time at an initial conversion rate of 1.5946 shares of common stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”), we may choose to deliver the conversion value to holders in cash, shares of common stock, or a combination of cash and shares of common stock.
     On or after December 21, 2010, we may, at our option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock.
     Redemption. The Series B Convertible Preferred Stock is non-redeemable by us.
     Fundamental Change. If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), we will under certain circumstances increase the conversion rate by a number of additional shares of common stock.
     Dividends. Holders of our Series B Preferred Stock are entitled to receive, when and if declared by our board of directors, cumulative cash dividends on the Series B Preferred Stock at a rate of 5.375% of the $50 liquidation preference per year (equivalent to $2.6875 per year per share). Dividends on the Series B Preferred Stock will be payable quarterly in arrears on each March 15, June 15, September 15, and December 15 of each year or, if not a business day, the next succeeding business day. Dividends may be increased under certain circumstances as described below.

     If we fail to pay dividends on the shares of our Series B Preferred Stock on six dividend payment dates (whether consecutive or not), then the dividend rate per annum will increase by an additional 1.0% on and after the day after such sixth dividend payment date, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by the additional 1.0% until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Upon the occurrence of specified corporate events described in the Certificate of Designation, the dividend rate per annum will increase by an additional 3.0% for every quarter in which the closing price of our common stock is below $26.13 for 20 trading days within the period of 30 consecutive trading days ending 15 trading days prior to the quarterly record date for the quarter.
     Ranking. Our Series B Preferred Stock ranks, with respect to dividend rights or rights upon our liquidation, winding up or dissolution:
•	senior to (i) all of our common stock and (ii) each class of capital stock or series of preferred stock established after December 21, 2005 (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity in all respects with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (we refer to the stock described in this bullet point as the “Senior Stock”).
     Voting Rights. Except as required by Delaware law, our restated certificate of incorporation and the certificate of designation for our Series B Preferred Stock, holders of our Series B Preferred Stock will have no voting rights unless dividends payable on our Series B Preferred Stock are in arrears for six or more quarterly periods. In that event, the holders of our Series B Preferred Stock, voting as a single class with the shares of any other class or series of preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors, and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on our Series B Preferred Stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock will be required for the issuance of Senior Stock and for amendments to our restated certificate of incorporation that would materially adversely affect any right, preference, privilege or voting power of our Series B Preferred Stock.
Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws
     The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.
     Written Consent of Stockholders and Stockholder Meetings. Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, by a majority of the board of directors, on the written request of any two directors, or by the Secretary. A special meeting must be called by the Chairman of the Board, the President or the Secretary when a written request is delivered to such officer, signed by the holders of at least 10% of the issued and outstanding stock entitled to vote at such meeting.

     Advance Notice Procedure for Shareholder Proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:
•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.
     Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the trigger date.
     Classified Board; Removal of Director. Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.
Limitation of Liability of Directors
     Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:
•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General
     This is a summary of certain United States federal income tax considerations relevant to holders of the notes and, where noted, the common stock issuable upon a conversion of the notes. All references to “holders” (including U.S. holders and Non-U.S. holders, as defined below) are to beneficial owners of the notes. The discussion below deals only with holders who hold notes or common stock as capital assets, and does not purport to deal with persons in special tax situations, including, for example, banking institutions or other financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding the notes or common stock in a tax-deferred or tax-advantaged account, or persons holding the notes or common stock as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes.
     We do not address all of the tax consequences that may be relevant to a holder of the notes or common stock. In particular, we do not address:
•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes;

•	the United States federal income tax consequences to U.S. holders whose functional currency is not the United States dollar;

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes; or

•	any tax consequences to U.S. holders of owning or disposing of our common stock.
     This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or to possible differing interpretations. We have not sought a ruling from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the tax considerations discussed below. The IRS is not precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.
     Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes (or common shares acquired upon conversion of the notes) arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Classification of the Notes
     We intend to treat the notes as indebtedness for United States federal income tax purposes and intend to take the position that the notes will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the “CPDI regulations”), and the remainder of this discussion assumes that the notes will be so treated. Pursuant to the terms of the indenture, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations with a “comparable yield” calculated in the manner described below.
U.S. Holders
     The following discussion is a summary of certain United States federal income tax consequences that apply to you if you are a U.S. holder of notes. A U.S. holder is a beneficial owner of the notes that for United States federal income tax purposes is:
•	an individual citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) that was in existence on August 20, 1996 and that has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person.
Accrual of Interest on the Notes
     Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income on the notes in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the stated semi-annual cash interest payable on the notes and any contingent interest payments actually received in that year.
     The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:
     (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;
     (2) multiplied by the number of days during the accrual period that the U.S. holder held the notes; and
     (3) divided by the number of days in the accrual period.
     The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made (including payments of stated cash interest) with respect to the notes.
     The term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a nonconvertible, fixed-rate debt instrument with no contingent payments but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is 8.5%, compounded semi-annually. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.
     The CPDI regulations require that we provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes the semi-annual stated cash interest payable on the notes at the rate of 3.25% per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.
     Pursuant to the terms of the indenture, each holder of notes agrees to use the comparable yield and the schedule of projected payments described above in determining its interest accruals in respect of the notes and in determining the adjustments thereto described below. The comparable yield and the schedule of projected payments will be set forth in the indenture. U.S. holders may also obtain the projected payment schedule by submitting a written request for such information to: Goodrich Petroleum Corporation, 808 Travis Street, Suite 1320, Houston, Texas 77002, Attention: Chief Financial Officer.
     The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.
     Amounts treated as interest under the CPDI regulations are treated as original issue discount for United States federal income tax purposes.
Adjustments to Interest Accruals on the Notes
     As noted above, the projected payment schedule includes amounts attributable to the stated semi-annual cash interest payable on the notes. Accordingly, the receipt of the stated semi-annual cash interest payments will not be separately taxable to U.S. holders. If, during any taxable year, a U.S. holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year in which a holder converts a note include the fair market value of our common stock received upon conversion of a note.
     If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (i) first reduce the U.S. holder’s interest income on the notes for that taxable year and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the notes or will reduce the amount realized on the sale, exchange, purchase by us at the holder’s option, conversion, redemption or retirement of the notes.
Purchase of Notes at a Price other than the Adjusted Issue Price
     If a U.S. holder purchases a note in the secondary market for an amount that differs from the adjusted issue price of the note at the time of purchase, the U.S. holder will be required to accrue interest income on the Note based on the projected payment schedule determined as of the issue date of the note. A U.S. holder must reasonably allocate any difference between the adjusted issue price and the U.S. holder’s tax basis in the note to daily portions of interest or projected payments over the remaining term of the note. If the price paid by the U.S. holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by the U.S. holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. U.S. holders should consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.
Sale, Exchange, Conversion or Redemption of the Notes
     Upon a sale, exchange or redemption of a note, a U.S. holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations, which may result in a positive or negative adjustment as described above.
     The amount of gain or loss recognized on a taxable sale, exchange or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the notes (without regard to the actual amount paid). Gain recognized upon a sale, exchange or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses is subject to limitations.
     A U.S. holder’s tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.
Constructive Dividends
     The conversion rate for the notes will be adjusted in certain circumstances, including if we pay a cash dividend to holders of our common stock (See “Description of Notes — Conversion Rate Adjustments”). Such adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for either the reduced rates of tax applicable to qualified dividend income or the dividends received deduction available to U.S. corporations.
     Generally, we must report annually to the IRS and to a Non-U.S. holder the amount of interest and dividends paid to such Non-U.S. holder and the amount of tax, if any, withheld from those payments. Copies of the information returns reporting such interest, dividends and withholding also may be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.
Backup Withholding Tax and Information Reporting
     Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes may be subject to United States federal backup withholding tax at the applicable statutory rate (currently 28%) if a U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against a holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.
Treatment of Non-U.S. Holders
     The following discussion is a summary of certain United States federal income tax consequences that apply to you if you a Non-U.S. holder of the notes or common stock issuable upon a conversion of the notes. For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of a note or share of common stock that is not a U.S. holder.
Payments with Respect to the Notes
     All payments on the notes made to a Non-U.S. holder, including contingent interest payments, a payment in our common shares pursuant to a conversion, and any gain realized on a sale, exchange, redemption or conversion of the notes, will be exempt from United States income or withholding tax provided that:
     (i) such Non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
     (ii) the Non-U.S. holder certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;
     (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and in the case of an applicable tax treaty, are not attributable to a United States permanent establishment of the Non-U.S. holder);
     (iv) in the case of a Non-U.S. holder who is an individual, such individual is present in the United States for less than 183 days in the taxable year of the disposition; and
     (v) we are not a “United States real property holding corporation” for U.S. federal income tax purposes.

     We believe that we are a United States real property holding corporation. However, so long as our common stock continues to be regularly traded on an established securities market, only a Non-U.S. holder (i) who owns within the shorter of the five-year period preceding the date of such Non-U.S. holder’s disposition of a note or the Non-U.S. holder’s holding period in the note more than 5% of the notes if the notes are regularly traded on an established securities market, (ii) who owns within the time period described in (i) notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not traded on an established securities market, or (iii) who actually or constructively owns more than 5% of our common stock, will be subject to United States tax on the sale, exchange, redemption or conversion thereof.
     If a Non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. holder, although exempt from the withholding tax on interest, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange or redemption of the notes in the same manner as if it were a U.S. holder. In lieu of the certificate described above, such a Non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
Payments on Common Stock and Constructive Dividends
     Any dividends paid to a Non-U.S. holder with respect to common stock issuable upon conversion of a note (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the conversion rate described under “— Constructive Dividends” above), will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or a reduction of, withholding under the benefit of such a tax treaty. However, dividends that are effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States, and where an applicable income tax treaty so requires, are attributable to a United States permanent establishment, are not subject to withholding tax but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non-U.S. holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax described in the preceding paragraph.
     Because any deemed distributions resulting from certain adjustments, or failures to make adjustments, to the conversion rate described under “— Constructive Dividends” above will not give rise to any cash from which any applicable United States federal withholding tax can be satisfied, the indenture provides that we (or a third party withholding agent) may set off any withholding tax that we (or such third party) are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or shares our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note.
Sale, Exchange or Redemption of Common Stock
     A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless:
     (i) the gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and, in the case of an applicable tax treaty, the gain is attributable to a United States permanent establishment of the Non-U.S. holder);
     (ii) the Non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of the disposition; or
     (iii) the Non-U.S. holder has actually or constructively owned more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, provided that our common stock continues to be regularly traded on an established securities market for United States federal income tax purposes.
Backup Withholding Tax and Information Reporting
     In general, a Non-U.S. holder will not be subject to information reporting and United States backup withholding tax with respect to payments made by us on the notes or the common stock issuable on conversion of the notes if the Non-U.S. holder has provided us with an IRS Form W-8BEN (or successor form) with respect to such payments. In addition, no backup withholding will generally be required with respect to the proceeds from a sale or other disposition of the notes or common stock made within the United States or through certain United States financial intermediaries if the payor receives such a form or the Non-U.S. holder otherwise establishes an exemption.

ERISA CONSIDERATIONS
     The following is a summary of certain considerations associated with the purchase and holding of the notes and the common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any Similar Laws) of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice to an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan.
     In considering an investment in the notes and the common stock issuable upon conversion of the notes of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, of an ERISA Plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.
     Whether or not the underlying assets of Goodrich Petroleum are deemed to include “plan assets” as described below, the acquisition and/or holding of notes and the common stock issuable upon conversion of the notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and the common stock issuable upon conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
     Because of the foregoing, the notes and the common stock issuable upon conversion of the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violate any applicable Similar Laws.
Plan Asset Issues
     ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. There can be no assurances that the notes would be characterized as debt rather than equity by the DOL, the IRS or any other relevant authority, or under applicable local law, but in any event the common stock issuable upon conversion of the notes would be characterized as equity. If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.
     It is not anticipated that (i) the notes or the common stock issuable upon conversion of the notes will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we will be in a position to monitor whether investment in the notes or the common stock issuable upon conversion of the notes by benefit plan investors will be significant for purposes of the Plan Asset Regulations. It is anticipated that we will qualify as an operating company within the meaning of the Plan Asset Regulations, although no assurances can be given in this regard.
Representation
     Accordingly, by its acceptance of a note or the common stock issuable upon conversion of the note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or the common stock issuable upon conversion of the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes and the common stock issuable upon conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes and the common stock issuable upon conversion of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

PLAN OF DISTRIBUTION
     The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.
     The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. To the extent any of the selling security holders are broker-dealers, they are, under the interpretation of the SEC, “underwriters” within the meaning of the Securities Act. Bear, Stearns & Co. has represented to us that it is a broker-dealer or an affiliate of a broker-dealer. Any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders are underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will pay all expenses of the registration of the notes and the common stock issuable under the conversion of the notes pursuant to the registration rights agreement, estimated to be $62,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that if the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The notes were issued and sold in December 2006 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchasers, holders who have provided us with selling security holder questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchasers or the holders who have provided us with selling security holder notices and questionnaires, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling security holders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act or we will be entitled to contribution in connection with these liabilities.

LEGAL MATTERS
     The validity of the notes and the validity of the underlying shares of common stock issuable upon exchange of the notes has been passed upon for us by Vinson & Elkins LLP.
EXPERTS
     The consolidated financial statements of Goodrich Petroleum Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to a change in the method of accounting for share-based payments.
     Estimates of the oil and gas reserves of Goodrich Petroleum Corporation and related future net cash flows and the present values thereof, included in this prospectus and in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, were based upon reserve reports prepared by Netherland, Sewell & Associates, Inc. as of December 31, 2006, December 31, 2005 and December 31, 2004. We have included and incorporated these estimates in reliance on the authority of such firm as an expert in such matters.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Commission under the Exchange Act. The reports and documents that we file with the Commission are available free of charge at the Commission’s website at http://www.sec.gov, as well as at our website at http://www.goodrichpetroleum.com under the caption “Investor Relations.” Information on our website does not constitute part of this prospectus.
     You may also read and copy any document we have filed with or furnished to the Commission at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference facilities. Our public filings are also available on the Commission’s web site at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     This prospectus “incorporates by reference” certain information we file with the Commission under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede this information.
     Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.
     We incorporate by reference the following documents that we have filed with the Commission:
•	The description of our common stock contained in our registration statement on Form 8-B dated February 3, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

•	our Annual Report on Form 10-K, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on May 17, 2007, for the fiscal year ended December 31, 2006; and

•	our current reports on Form 8-K filed on March 29, 2007 and April 16, 2007.

     In addition, we incorporate by reference any future filings we make with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) from the date of this prospectus until we have sold all of the notes to which this prospectus relates or the offering is otherwise terminated, including all such documents we may file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement. We will provide free copies of any of those documents, if you write or telephone us at:
Goodrich Petroleum Corporation
Attention: Chief Financial Officer
808 Travis Street, Suite 1320
Houston, Texas 77002
(713) 780-9494

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth all expenses payable by Goodrich Petroleum Corporation in connection with the issuance and distribution of the securities. All the amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$5,373
Fees and expenses of accountants	20,000
Fees and expenses of legal counsel	25,000
Printing and engraving expenses	10,000
Miscellaneous	1,627

Total	$62,000

Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Goodrich expects to maintain policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.
     Article Eighth of the Certificate of Incorporation of Goodrich eliminates the personal liability of each director of Goodrich to Goodrich and its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit.
     The Bylaws of Goodrich provide that Goodrich will indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law in effect as of the date of the adoption of the Bylaws and to such greater extent as applicable law may thereafter permit, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee, agent or fiduciary of Goodrich or any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which the person is or was serving at the request of Goodrich (“corporate status”) against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by him or on his behalf by reason of his corporate status.
     The Bylaws further provide that Goodrich will pay the expenses reasonably incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses will be made only upon receipt of (i) a written undertaking executed by or on behalf of the person to be indemnified to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by Goodrich and (ii) satisfactory evidence as to the amount of such expenses.
Item 16. Exhibits.
     The following documents are filed as exhibits to this registration statement:

3.1	—	Amended and Restated Certificate of Incorporation of Goodrich Petroleum Corporation dated March 12, 1998 (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-1/A (Registration No. 333-47078) filed November 22, 2000).

3.2	—	Bylaws of Goodrich Petroleum Corporation, as amended and restated (Incorporated by reference to Exhibit 3.3 of the Registration Statement on Form S-1/A (Registration No. 333-47078) filed November 22, 2000).

3.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form S-8 (Registration No. 333-01077) filed on February 20, 1996).

4.1	—	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement filed February 20, 1996 on Form S-8 (File No. 33-01077)).

4.2	—	Credit Agreement between Goodrich Petroleum Company, L.L.C. and BNP Paribas dated November 9, 2001 (Incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.4	—	Registration Rights Agreement dated December 21, 2005 among the Company, Bear, Sterns & Co. Inc. and BNP Paribas Securities Corp. (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on December 22, 2005).

4.5	—	Goodrich Petroleum Corporation 2006 Long-Term Incentive Plan (Incorporated by reference to the Company’s Proxy Statement filed April 17, 2006).

4.6	—	Form of Grant of Restricted Phantom Stock (1995 Stock Option Plan) (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.7	—	Form of Grant of Restricted Phantom Stock (2006 Long-Term Incentive Plan) (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.8	—	Form of Director Stock Option Agreement (with vesting schedule) (Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.9	—	Form of Director Stock Option Agreement (immediate vesting) (Incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.10	—	Form of Incentive Stock Option Agreement (Incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.11	—	Form of Nonqualified Option Agreement (Incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.12	—	Registration Rights Agreement dated December 6, 2006 among Goodrich Petroleum Corporation, Bear, Sterns & Co. Inc., Deutsche Bank Securities Corp. and BNP Paribus Securities Corp (Incorporated by reference to Exhibit 4.11 to the Annual Report on Form 10-K filed on March 14, 2007).

4.13	—	Indenture, dated December 6, 2006, between Goodrich Petroleum Corporation and Wells Fargo Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.12 to the Annual Report on Form 10-K filed on March 14, 2007).

5.1	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered (previously filed).

8.1	—	Opinion of Vinson & Elkins L.L.P. as to tax matters (previously filed).

12.1	—	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to the Annual Report on Form 10-K filed on March 14, 2007).

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm (previously filed).

23.2	—	Consent of Netherland Sewell & Associates, Inc. (previously filed).

23.3	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

24.1	—	Powers of Attorney (previously filed)

25.1	—	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1 (previously filed).
Item 17. Undertakings
     (a) The registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 3, 2007.

GOODRICH PETROLEUM CORPORATION
By:	/s/ DAVID R. LOONEY
David R. Looney
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2007.

Signature	Title

* Walter G. Goodrich	Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)

* Robert C. Turnham, Jr.	President, Chief Operating Officer and Director

/s/ DAVID R. LOONEY David R. Looney	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Jan L. Schott	Vice President and Controller (Principal Accounting Officer)

* Patrick E. Malloy, III	Chairman of the Board of Directors

* Josiah T. Austin	Director

* John T. Callaghan	Director

* Geraldine A. Ferraro	Director

* Henry Goodrich	Director

* Michael J. Perdue	Director

* Arthur A. Seeligson	Director

* Gene Washington	Director

*By:	/s/ DAVID R. LOONEY
David R. Looney as attorney-in-fact

INDEX TO EXHIBITS

3.1	—	Amended and Restated Certificate of Incorporation of Goodrich Petroleum Corporation dated March 12, 1998 (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-1/A (Registration No. 333-47078) filed November 22, 2000).

3.2	—	Bylaws of Goodrich Petroleum Corporation, as amended and restated (Incorporated by reference to Exhibit 3.3 of the Registration Statement on Form S-1/A (Registration No. 333-47078) filed November 22, 2000).

3.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form S-8 (Registration No. 333-01077) filed on February 20, 1996).

4.1	—	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement filed February 20, 1996 on Form S-8 (File No. 33-01077)).

4.2	—	Credit Agreement between Goodrich Petroleum Company, L.L.C. and BNP Paribas dated November 9, 2001 (Incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.4	—	Registration Rights Agreement dated December 21, 2005 among the Company, Bear, Sterns & Co. Inc. and BNP Paribas Securities Corp. (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on December 22, 2005).

4.5	—	Goodrich Petroleum Corporation 2006 Long-Term Incentive Plan (Incorporated by reference to the Company’s Proxy Statement filed April 17, 2006).

4.6	—	Form of Grant of Restricted Phantom Stock (1995 Stock Option Plan) (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.7	—	Form of Grant of Restricted Phantom Stock (2006 Long-Term Incentive Plan) (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.8	—	Form of Director Stock Option Agreement (with vesting schedule) (Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.9	—	Form of Director Stock Option Agreement (immediate vesting) (Incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.10	—	Form of Incentive Stock Option Agreement (Incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.11	—	Form of Nonqualified Option Agreement (Incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed on October 23, 2006).

4.12	—	Registration Rights Agreement dated December 6, 2006 among Goodrich Petroleum Corporation, Bear, Sterns & Co. Inc., Deutsche Bank Securities Corp. and BNP Paribus Securities Corp (Incorporated by reference to Exhibit 4.11 to the Annual Report on Form 10-K filed on March 14, 2007).

4.13	—	Indenture, dated December 6, 2006, between Goodrich Petroleum Corporation and Wells Fargo Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.12 to the Annual Report on Form 10-K filed on March 14, 2007).

5.1	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered (previously filed).

8.1	—	Opinion of Vinson & Elkins L.L.P. as to tax matters (previously filed).

12.1	—	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to the Annual Report on Form 10-K filed on March 14, 2007).

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm (previously filed).

23.2	—	Consent of Netherland Sewell & Associates, Inc. (previously filed)

23.3	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

24.1	—	Powers of Attorney (previously filed)

25.1	—	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1 (previously filed).